Exhibit 99.1

          Mitek Systems Announces Fiscal First Quarter 2004 Results

    POWAY, Calif., Feb. 2 /PRNewswire-FirstCall/ -- Mitek Systems, Inc. (Nasdaq: MITK), a leading developer of fraud protection, automated check imaging and document processing solutions, today announced financial results for the fiscal first quarter of 2004 ended December 31, 2003.
    Net sales for the first quarter were $1.7 million, compared with $3.0 million in the same quarter last year and $1.7 million in the fourth quarter of fiscal 2003.
    Gross margin for the fiscal first quarter of 2004 was 56 percent, compared with 78 percent for the same quarter last year and 40 percent in the fourth quarter of fiscal 2003. Hardware sales as a percentage of total revenues increased year-over-year, which resulted in a lower gross margin.
    Due to the implementation of strict cost control measures, total costs and expenses, excluding cost of sales, were $2.0 million, or 120 percent of net sales, for the first quarter of fiscal 2004. This was a decrease from $2.3 million, or 77 percent of net sales, for the same quarter last year and $2.3 million, or 135 percent of net sales, for the fourth quarter of fiscal 2003.
    Mitek reported a fiscal first quarter 2004 net loss of $(1.1) million, or $(0.10) per basic and diluted share, compared with a net income of $61,000, or $0.01 per basic and diluted share, for the same fiscal quarter of last year. Sequentially, the Company narrowed its net loss from $(1.6) million, or $(0.15) per basic and diluted share, for the fourth quarter of fiscal 2003 as it continues to execute its ongoing plan aimed at returning to profitability.
    As of December 31, 2003, the Company had working capital of approximately $1.4 million and stockholders' equity of $1.6 million. The Company ended the first quarter with no bank borrowings and cash totaling $1.5 million.
    Commenting on the first quarter results, Mitek's President and CEO James
B. DeBello said, "Although we have enacted strict cost reduction measures, we remain fully equipped to execute our growth plan and remain committed to our flagship products, including CheckQuest(R), our recognition engines and our innovative fraud solutions. We experienced a difficult quarter as bookings came in below expectations. While recent economic news point to improvement in some segments of the technology sector, we have not yet seen increased demand for our recognition engines and image-based solutions, nor increased spending by our core base of regional and community banks."
    DeBello continued, "We remain confident that the passage of the Check 21 legislation will be a catalyst to sales growth. However, there remains much uncertainty in the banking industry on how to comply with this law. Many community banks, in addition to our current and prospective technology partners, are still in the information gathering stage and continue to delay purchase decisions."
    "In spite of this, we are confident that we are well positioned to take advantage of new market opportunities emerging from Check 21 as they relate to our products," DeBello added. "We expect this legislation to drive demand for our core imaging technology and solutions beyond the back office where they are deployed today, and into branch teller systems, ATMs and ultimately point-of-sale equipment."
    "Although we had a challenging first quarter, we believe that our performance will improve for a number of reasons. First, we completed our first installation of a new fraud solution at Wachovia Treasury Services last quarter, and we are on schedule with the development of other new fraud protection products for the banking industry. Second, we believe that our recently announced alliance with SOFTPRO North America to combine our technologies into a comprehensive fraud prevention toolkit increases our selling opportunities to larger sized financial institutions. Finally, we continue to take steps to grow our indirect sales channels and improve our operating efficiency. We are committed to growing our current product lines, rebuilding our sales momentum and ensuring the long-term success of Mitek," concluded DeBello.

    Conference Call and Webcast
    Mitek Systems will host a conference call with a simultaneous Webcast today at 11:00 a.m. Eastern (8:00 a.m. Pacific) to discuss the Company's fiscal first quarter 2004 operating performance. The conference call, featuring President and CEO James B. DeBello and Chairman and CFO John M. Thornton, can be accessed live via the Internet at www.miteksys.com or www.fulldisclosure.com . Please go to either Web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, the Webcast replays will be available for 90 days, or an audio replay will be available through February 9, 2004, by calling 800-405-2236 (303-590-3000 for international callers) and entering the passcode 568632.

    About Mitek Systems
    Mitek Systems is a premier provider of check fraud protection solutions for the banking industry and an established global supplier of embedded software recognition engines. Mitek develops recognition technology using advanced neural networking techniques and deploys this expertise in fraud prevention, check, financial document and forms processing applications.
These applications automatically process over 8 billion documents per year for a variety of OEMs, reseller partners and end users. For more information about Mitek Systems, contact us at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit our Web site at www.miteksys.com .

    Forward-Looking Statement Disclosure
    With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the development and pace of sales of the Company's products, expected trends and growth in the Company's results of operations, projections concerning the Company's available cash flow and liquidity, anticipated penetration in new and existing markets for the Company's products and the size of such markets, anticipated acceptance of the Company's products by existing and new customers, the ability of the Company to achieve or sustain any growth in sales and revenue and the increase in sales representatives and other personnel. The Company's actual results could differ from such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. Mitek, Mitek Systems and CheckQuest are trademarks or registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.

    For further information, please contact James B. DeBello, President and CEO of Mitek Systems, Inc., +1-858-513-4600; or General Information, Linda Chien, +1-310-407-6547, or Investors, Jocelyn Hunter, +1-415-248-3433, both of Financial Relations Board, for Mitek Systems, Inc.


                               Mitek Systems, Inc.
                             Statements of Operations
                                   (Unaudited)

                                                     THREE MONTHS ENDED
                                                        December 31,
                                                     2003           2002

    NET SALES                                     $1,695,000     $2,971,000

    COSTS AND EXPENSES
      Cost of sales                                  743,000        640,000
      Operations                                     361,000        463,000
      Selling and marketing                          627,000        828,000
      Research and development                       509,000        572,000
      General and administrative                     539,000        405,000

      Total costs and expenses                     2,779,000      2,268,000

    OPERATING INCOME (LOSS)                       (1,084,000)        63,000

      Interest and other income (expense) - net       10,000         (1,000)

    INCOME (LOSS) BEFORE INCOME TAXES             (1,074,000)        62,000

    PROVISION FOR INCOME TAXES                         3,000          1,000

    NET INCOME (LOSS)                            $(1,077,000)       $61,000

    NET INCOME (LOSS) PER SHARE - BASIC
     AND DILUTED                                      $(0.10)         $0.01

    WEIGHTED AVERAGE NUMBER OF COMMON
     SHARES OUTSTANDING - BASIC                   11,264,356     11,138,772

    WEIGHTED AVERAGE NUMBER OF COMMON
     SHARES AND COMMON SHARE
     EQUIVALENTS OUTSTANDING - DILUTED            11,264,356     11,257,380


                               Mitek Systems, Inc.
                             Condensed Balance Sheets
                                   (Unaudited)

                                                 December 31,  September 30,
                                                     2003           2003
    ASSETS

    Current assets                                $3,601,000     $5,043,000
    Property and equipment - net                     280,000        321,000
    Other assets                                     223,000        280,000

    TOTAL ASSETS                                  $4,104,000     $5,644,000

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities                           $2,155,000     $2,702,000
    Long term liabilities                            328,000        369,000
    Total liabilities                              2,483,000      3,071,000

    Stockholders' equity:
      Common stock                                    11,000         11,000
      Additional paid-in capital                   9,453,000      9,328,000
      Accumulated deficit                         (7,843,000)    (6,766,000)
    Total stockholders' equity                     1,621,000      2,573,000

    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                         $4,104,000     $5,644,000

SOURCE  Mitek Systems, Inc.
    -0-                             02/02/2004
    /CONTACT: James B. DeBello, President and CEO of Mitek Systems, Inc., +1-858-513-4600; or General Information, Linda Chien, +1-310-407-6547, or
Investors, Jocelyn Hunter, +1-415-248-3433, both of Financial Relations Board, for Mitek Systems, Inc./
    /Company News On-Call:  http://www.prnewswire.com/comp/135265.html /
    /Web site:  http://www.fulldisclosure.com /
    /Web site:  http://www.miteksys.com /
    (MITK)

CO:  Mitek Systems, Inc.
ST:  California
IN:  CPR STW FIN OTC MLM ECM
SU:  ERN CCA